Exhibit 10.25
           Intelligent Tax Advice
January 7, 2011
Mr. Danny Carpenter
Acadia Healthcare Company, LLC
2849 Paces Ferry Road
Suite 750
Atlanta, GA 30339

Re:	2010 – Federal and State Tax Consulting and Compliance Services
Dear Danny:
We appreciate the opportunity to provide tax consulting and compliance services to Acadia Healthcare Company (“Acadia”) and affiliated entities. On behalf of all members of all of the members of True Partners Consulting LLC (“True Partners”), I want to assure you that we appreciate your business and look forward to working closely with you and your colleagues.
This letter, coupled with the attached General Business Terms, will serve as the engagement letter outlining the scope of services to be rendered, our approach and methodology, the members of the engagement team, the fee arrangement, and the general terms of the engagement.
Engagement Team
Robert McDonald, Managing Director, will provide the overall direction and supervision of this engagement. Cheryl Howe, Senior Manager, will oversee the day-to-day management of this engagement and will be your primary contact.
True Partners recognizes the importance of having a primary contact with the client and understands that Danny Carpenter will serve as our primary contact on the engagement. Procedures for day-to-day Acadia contact with the controllers and other employees will be worked out with you and our client service team.
Professional Fees
True Partners is interested in forging a long-lasting relationship with Acadia. We recognize that a central part of developing this relationship is dependent upon our ability to price our services in line with Acadia’s business objectives, thus, creating a win-win scenario.
The fixed fee for the compliance relating to the affiliated entities are listed in Appendix B. Fees will be billed on a monthly basis as incurred. Payment is due within thirty days of the date of the invoice. We will work with you to provide the most efficient means possible to complete the assignment.
225 West Wacker Drive • Suite 1600 • Chicago, IL 60606 • P 312.235.3310 • F 312.235.3360

Mr. Danny Carpenter
January 7, 2011

In the event of a large transaction or other activity which creates a need for us to provide services beyond the scope of this engagement, we will provide you with an estimate of the fees prior to providing services, Consulting services will be provided at our standard hourly rates, plus out-of-pocket expenses.
Timing
We understand that the certain services have filing deadlines or due dates. We will work with you in developing a timetable for completing the engagement.
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We appreciate this opportunity to provide services to Acadia. If you have any questions regarding this engagement letter, our approach, or other services that True Partners can provide, please call me. If the engagement outlined in this letter meets your needs, please sign in the space provided below and return to me a signed copy in the self-addressed stamped envelope enclosed.
Sincerely,
TRUE PARTNERS CONSULTING LLC
/s/ Robert J. McDonald
Robert J. McDonald
Managing Director
(312) 924-3219
Attachments
AGREED AND ACCEPTED:
ACADIA HEALTHCARE COMPANY, LLC

By:	/s/ Danny Carpenter
Name Danny Carpenter
Date 1/14/11
Title CFO

Mr. Danny Carpenter
January 7, 2011

Appendix A
BUSINESS TERMS
A.	Services. It is understood and agreed that True Partners Consulting LLC (“True Partners”)’s services may include advice and recommendations, but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and made by, the Client. In connection with its services hereunder, True Partners shall be entitled to rely on all decisions and approvals of the Client. (Each of the Client and True Partners is sometimes referred to in these Business Terms as a “party” and, together, as the “parties.”)

B.	Payment of Invoices. Properly submitted invoices must be paid within thirty (30) days of the invoice date. Properly submitted invoices upon which payment is not received within thirty (30) days of the invoice date shall accrue a late charge of the lesser of (i) l-1/2% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Without limiting its rights or remedies, True Partners shall have the right to halt or terminate its services entirely if payment is not received within thirty (30) days of each invoice date.

C.	Term. Unless terminated sooner in accordance with its terms, this engagement shall terminate upon the completion of True Partners’ services hereunder. This engagement may be terminated by either party at any time by giving written notice to the other party not less than thirty (30) days before the intended effective date of termination. In the event of termination pursuant to this Paragraph, the Client agrees to compensate True Partners under the terms of the engagement letter to which these terms are appended (“engagement letter”) for services performed and expenses incurred through the effective date of termination.

D.	Limitation on Damages; Indemnification.
(i)	The Client agrees that True Partners and its related entities, their respective officers, managing directors, employees, agents, successors assigns, shall not be liable to the Client for any claims, liabilities, or expenses relating to this engagement for an aggregate amount in excess of the fees paid by the Client to True Partners pursuant to this engagement, except to the extent finally judicially determined to have resulted primarily from the bad faith, gross negligence, or intentional misconduct of True Partners.

(ii)	In no event shall either party or their related entities, their respective officers, managing directors, employees, agents, successors assigns, be liable for any consequential, special, indirect, incidental, punitive or exemplary loss or damage

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January 7, 2011

relating to this engagement. The provisions of this subsection (ii) shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence), or otherwise.

(iii)	True Partners shall have no liability to the Client arising from or relating to any third party hardware, software, information or materials, recommended, selected or supplied by the Client or True Partners.

(iv)	The Client shall indemnify, defend and hold harmless True Partners and its related entities, their respective officers, managing directors, employees, agents, successors and assigns, from all third party claims, liabilities, and expenses relating to this engagement, except to the extent finally judicially determined to have resulted primarily from the bad faith, gross negligence, or intentional misconduct of True Partners. The provisions of this subsection (iv) shall apply to the fullest extent of the law (whether in contract, statute, tort (such as negligence) or otherwise).

(v)	The Client agrees to indemnify, defend and hold harmless True Partners and its related entities, their respective officers, managing directors, employees, agents, successors and assigns, from all third-party claims, liabilities, and expenses relating to this engagement in connection with any third-party claim arising from or based on any inaccurate information, dates, facts, representations and records provided by the Client and upon which True Partners could reasonably rely in the performance of services to the Client.

(vi)	In circumstances where all or any portion of the provisions of this Paragraph D are finally judicially determined to be unavailable, True Partners’ aggregate liability for any claims, liabilities, or expenses relating to this engagement shall not exceed an amount which is proportional to the relative fault that True Partners’ conduct bears to all other conduct giving rise to such claims, liabilities, or expenses.
E.	Waiver of Jury Trial. TRUE PARTNERS AND THE CLIENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT (SUCH AS NEGLIGENCE), OR OTHERWISE) RELATING TO THIS ENGAGEMENT.

F.	Limitation on Actions. No action, regardless of form, relating to this engagement, may be brought by either party more than one year after the cause of action has accrued, except that an action for nonpayment may be brought by a party not later than one year following the date of the last payment due to the party bringing such action.

Mr. Danny Carpenter
January 7, 2011

G.	Information and Data. True Partners shall be entitled to assume, without independent verification, the accuracy of all representations, assumptions, information and data that the Client and its representatives provide to True Partners. All representations, assumptions, information and data to be supplied by the Client and its representatives will be complete and accurate to the best of the Client’s knowledge. True Partners may use information and data furnished by others; however, True Partners shall not be responsible for, and True Partners shall provide no assurance regarding, the accuracy of any such information or data. Except as specifically agreed to, True Partners shall not provide advice regarding the financial accounting treatment of any transaction implemented from these services and will not assume any responsibility for any financial reporting with respect to the services provided hereunder. The Client shall be responsible for all financial information and statements provided with respect to any services performed hereunder. True Partners shall have no responsibility to address any legal matters or questions of law, other than tax law. True Partners will provide no opinion, attestation, or other form of assurance with respect to the services hereunder or the information upon which any of the services is based.

H.	Third Parties and Internal Use. Except as otherwise agreed, all services in connection with this engagement shall be solely for the Client’s internal purposes and use, and this engagement does not create privity between True Partners and any person or party other than the Client. This engagement is not intended for the express or implied benefit of any third party. No third party is entitled to rely, in any manner or for any purpose, on the advice, opinions, reports, or other services of True Partners. The Client further agrees that the advice, opinions and reports issued by True Partners shall not be distributed to any third party without the prior written consent of True Partners. True Partners agrees that such consent will ordinarily be granted provided that the Client makes a specific written request of True Partners and the third party seeking such materials executes an acknowledgement of non-reliance and a release acceptable to True Partners. In order to protect True Partners from any unauthorized reliance or claims, and from breach of the Client’s obligation not to distribute True Partners’ advice, opinion or reports to any third party without True Partners’ prior written consent, the Client agrees to indemnify and hold harmless True Partners its related entities, their respective officers, managing directors, employees, agents, successors and assigns, from all claims, liabilities, costs and expenses relating to such a breach.

I.	Independent Contractor. It is understood and agreed that each of the parties hereto is an independent contractor and that neither party is, nor shall be considered to be, an agent, distributor, partner, fiduciary or representative of the other. Neither party shall act or represent itself, directly or by implication, in any such capacity in respect of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. If the Internal Revenue Service should question the independent contractor status

Mr. Danny Carpenter
January 7, 2011

of True Partners, both parties shall have the right to participate in any discussions or negotiations with the Internal Revenue Service to the maximum extent permissible by law, regardless of with whom such discussions or negotiations are initiated.

J.	Survival and Interpretation. The agreements and undertakings of the Client contained in the engagement letter, to which these terms are attached, together with the provisions of all Paragraphs hereof, (except for the “term” of the engagement) shall survive the expiration or termination of this engagement. For purposes of these terms, “True Partners” shall mean True Partners Consulting LLC and any of its subsidiaries, related entities, or member firms; all of their partners, principals, members, owners, directors, staff and agents, and in all cases any successor or assignee.

K.	Governing Law and Severability. These terms, the engagement letter to which these terms are attached (including any exhibits which may be attached to the engagement letter) and all matters relating to this engagement (whether in contract, statute, tort (such as negligence), or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Illinois (without giving effect to the choice of law principles thereof). If any provision of this engagement letter (or any portion thereof) is found by a court of competent jurisdiction to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, or is determined to be invalid or unenforceable, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this engagement letter or these General Business Terms, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. The remaining provisions of this engagement letter and General Business Terms shall not be affected by such determination and shall be binding upon the parties and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained herein.

L.	Confidentiality. Each party agrees to protect each other party’s Confidential Information (“Confidential Information”) in a reasonable and appropriate manner and in accordance with any applicable professional practices and to use and reproduce Confidential Information only to perform its obligations under the engagement letter. Either party shall not disclose Confidential Information to any third party or as otherwise provided by the engagement letter without the prior written consent of the non-disclosing party. Each party acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” or to transfer it by confidential envelope or communication, in order to preserve the confidential nature of the information. “Confidential Information” is any information disclosed to the recipient under circumstances that would lead a reasonable person to understand that such information is confidential or proprietary in nature except for information that:

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January 7, 2011

(i)	Is or becomes generally available to the public (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by the disclosing party in breach hereof,

(ii)	Is received by the recipient from a third party on a non-confidential basis from a source other than the Client, which the recipient reasonably believes is not prohibited from disclosing such information by obligation to the Client,

(iii)	Was known to the recipient prior to its receipt from the other party without any obligation of confidentiality prior to disclosure,

(iv)	Is independently developed by recipient without use of disclosing party’s confidential information, or

(v)	Is publicly disclosed pursuant to any legal requirement or order from a federal, state, or local governmental agency, or pursuant to any rule or regulation of any stock exchange, national securities quotation system, or the Internal Revenue Service governing either the recipient or the disclosing party.
If a party is required to make such disclosure pursuant to clause (v), above, such disclosing party shall provide the other party with prompt prior written notice of such requirement so that such other party may seek, at its own cost, a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this clause. If such protective order or other remedy is not obtained or available and such written waiver has not been received from the other party that would permit such required disclosure, the disclosing party may disclose only that portion of the Confidential Information which it is advised by opinion of counsel is legally required to be disclosed and will cooperate with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

M.	Assignment. Except as provided below, neither party may assign, transfer or delegate any of its rights or obligations hereunder (including, without limitation, interests or claims relating to this engagement) without the prior written consent of the other party. True Partners may, without the consent of the Client, assign or subcontract its rights and obligations hereunder to (i) any affiliate or related entity or (ii) any entity which acquires all or a substantial part of the assets or business of True Partners.

N.	Cooperation. The Client shall cooperate with True Partners in the performance by True Partners of its services hereunder, including, without limitation, providing True Partners with reasonable facilities and timely access to data, information and personnel of the Client. The Client shall be responsible for the performance of its personnel and agents

Mr. Danny Carpenter
January 7, 2011

and for the accuracy and completeness of all data and information provided to True Partners for purposes of the performance by True Partners of its services hereunder.

O.	Fee Structure. Unless otherwise stated in the engagement letter, to the extent that the fees for any engagement related to the preparation or submission of any tax return or claim for the Client or the Client’s affiliated entities are not itemized on a per return or claim basis, the aggregate of fees enumerated in the engagement letter shall be divided equally among the respective returns or claims itemized in the engagement letter for purposes of the tax return preparer penalties pursuant to Internal Revenue Code §6694.

P.	Tax Return Disclosure and Tax Advisor Listing Requirements. The Internal Revenue Service and other taxing authorities have instituted stringent disclosure requirements for certain transactions (i.e., “reportable transactions”). All tax advisors must submit certain information to taxing authorities and maintain a list of their clients who participated in reportable transactions. These lists are subject to review by some taxing authorities upon request. The Client agrees to advise True Partners immediately if the Client believes that it participated in a reportable transaction. In turn, True Partners will consult with the Client to determine the appropriate transaction reporting requirements. If the Client has engaged in a reportable transaction, True Partners’ services in connection with listing, disclosing and reporting such transaction are considered additional services outside the scope of this engagement letter.

Q.	Written Tax Advice. Unless otherwise agreed to in the scope of services enumerated in this engagement letter, it is anticipated that any written advice True Partners provides during the course of this engagement will be “Other Written Advice” as defined by Circular 230. Accordingly, unless otherwise prohibited, or pursuant to the issuance of a “Covered Opinion” as defined by Circular 230, any written advice pursuant to this engagement may include a disclosure stating that the tax advice was not intended or written to be used, and it cannot be used, for the purpose of avoiding tax penalties that may be imposed by any governmental agency. Any written advice True Partners provides will contain any other disclosures required by Circular 230.

R.	Timeliness of Performance; Force Majeure. True Partners understands that prompt performance of the services hereunder is required by the Client in order to meet its schedules and commitments. Neither party shall be liable, however, for any failure to perform its obligations where such failure is a result of acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service.

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January 7, 2011

S.	Non-Solicitation. During the term of this engagement letter and for a period of one (1) year following the termination of the engagement letter, neither party shall, directly or indirectly, solicit to hire or hire any employee of the other party without paying the other party a fee equal to the annual salary of such employee while employed by the other party. The foregoing will not apply to (i) any broad-based efforts to attract applicants not targeted directly to True Partners or the Client or their respective personnel, or (ii) any applications submitted or inquires made by personnel of either party not at the request of the other.

T.	Limitation on Warranties. This is a services agreement, and True Partners warrants that it shall perform the services hereunder in good faith and with due professional care. True Partners disclaims all other warranties, either express or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose, warranties arising out of custom or usage in a particular profession, and warranties by operation of law. The Client’s exclusive remedy for any breach of this warranty shall be for True Partners, upon receipt or written notice, to use reasonable efforts to cure such breach, or, failing any cure in a reasonable period of time, the return of professional fees paid to True Partners hereunder with respect to the services giving rise to such breach.

U.	General.
(i)	These Business Terms, the engagement letter to which these terms are attached (including any exhibits which may be attached to the engagement letter), shall constitute the entire agreement between the parties with respect to the matters contained herein and shall supersede any and all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications (whether written, oral or electronic) of the parties with respect to the subject matter hereof and may not be amended except by a writing executed by all parties hereto.

(ii)	The headings of the engagement letter and these General Business Terms are intended solely for convenience of reference and shall be given no effect in the interpretation or construction hereof.

(iii)	The services performed under this engagement letter do not include the provision of legal advice, and True Partners makes no representations regarding questions of legal interpretation.

(iv)	Tax returns and other filings are subject to examination by taxing authorities. True Partners will be available to assist the Client in the event of an audit of any issue for which we have provided services under this engagement letter. However, unless so indicated in this engagement letter, our fees for these

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January 7, 2011

additional services are not included in our fee for the services covered by this engagement letter. Client agrees to pay any and all of True Partners’ additional fees and costs associated with any such out-of-scope audit defense.

(v)	Nothing within the associated engagement letter will prevent or restrict True Partners from providing services for other clients.
V.	Execution. The associated engagement letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be equally effective as delivery of a manually executed counterpart hereof.

W.	True Partners Ownership & Professionals. True Partners is owned and operated by professionals who hold Certified Public Accountant (“CPA”) licenses, as well as by professionals who are not licensed CPAs. Depending on the nature of the services True Partners provides, non-CPA owners and professionals may be involved in providing services to you pursuant to this engagement letter. Although True Partners employs CPAs, it is not a licensed CPA firm in any state. In addition, True Partners is not engaged in the practice of law in any state.

Mr. Danny Carpenter
January 7, 2011

Appendix B
Entity Listing

Entity Name	Fee
Acadia Healthcare Holdings, LLC	$16,800
Acadia Management Company, Inc	$4,400
Partnership fee / State return	$1,300
Corporate fee / State return	$1,050